Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

HRG GROUP, INC.

HRG GROUP, INC. (the “Corporation”), a corporation organized and existing under the Laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

ONE: The name of the Corporation is HRG GROUP, INC. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 3, 2009 under the name Harbinger Group Inc. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 13, 2015.

TWO: This Amended and Restated Certificate of Incorporation (this “Certificate”), was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), having been (a) proposed by resolutions adopted and declared advisable by the board of directors of the Corporation, and (b) approved by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL, and amends and restates the Certificate of Incorporation of the Corporation (as amended) in its entirety.

THREE: Pursuant to Section 103(d) of the DGCL, this Certificate will become effective at 4:02 p.m. Eastern Time on July 13, 2018 (the time upon which this Certificate becomes effective being the “Charter Amendment Effective Time”).

FOUR: The Certificate of Incorporation of the Corporation (as amended) is hereby amended and restated to read as follows:

1. Name. The name of the Corporation is Spectrum Brands Holdings, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Reverse Stock Split; Capital Stock.

4.1 Effective immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Effective Time”) and without any further action by the holders of such shares, each outstanding share of Common Stock (as defined below) shall be consolidated into 0.161254880 of a validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.

No fractional shares of Common Stock shall be issued in the Reverse Stock Split. In the event that, as a result of the Reverse Split, a stockholder of the Corporation would hold a fractional share of Common Stock (after aggregating all fractional shares that would be held by such stockholder after giving effect to the Reverse Split), such stockholder’s fractional share shall be sold, and the proceeds therefrom remitted to such stockholder, as follows: As promptly as practicable following the Charter Amendment Effective Time, the Corporation’s existing transfer agent or another transfer agent designated by Corporation (the “Transfer Agent”) shall determine the aggregate number of shares of Common Stock stockholders of the Corporation comprising the fractional shares of Common Stock to be sold pursuant to this sentence (such excess shares being herein referred to as the “Excess Shares”). As promptly as practicable following the Charter Amendment Effective Time, the Transfer Agent, as agent for such stockholders (the “Existing Corporation Holders”), shall sell the Excess Shares at then-prevailing prices on the NYSE, all in the manner provided herein. The sale of the Excess Shares by the Transfer Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to Existing Corporation Holders, the Transfer Agent shall hold such proceeds in trust for such Existing Corporation Holders. The net proceeds of any such sale or sales of Excess Shares shall be remitted to Existing Corporation Holders, reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Transfer Agent incurred in connection with such sale or sales. The Transfer Agent shall determine the portion of such net proceeds to which each Existing Corporation Holder shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such Existing Corporation Holder is entitled (after taking into account all shares of Common Stock held by such Existing Corporation Holder immediately prior to the effectuation of the Reverse Split and rounded to the nearest thousandth when expressed in decimal form) and the denominator of which is the aggregate number of Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be remitted to Existing Corporation Holders with respect to any fractional share interests, the Transfer Agent shall promptly remit such amounts to such holders subject to and in accordance with the foregoing. No dividends or other distributions with respect to Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Corporation. From and after the Reverse Split Time, certificates that represented shares of Common Stock prior to the Reverse Split Time shall, until presented for exchange, represent only the number of shares of Common Stock into which such shares were combined pursuant to the Reverse Split.

4.2 From and after the Charter Amendment Effective Time, the Corporation is authorized to issue two classes of capital stock, designated as Common Stock and Preferred Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000, consisting of 200,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, with a par value of $0.01 per share (the “Preferred Stock”). Subject to the rights of any holders of any series of Preferred Stock, the number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

4.3 The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series, and to fix from time to time before issuance, the number of shares to be included in any such series and the designation, powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary liquidation of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series;

and

(i) any other powers, preferences or relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”), and as may be permitted by the DGCL.

4.4 Except as may otherwise be provided in this Certificate, by applicable Law, or by a Preferred Stock Designation, each holder of Common Stock, as such, shall have the exclusive right to vote, and shall be entitled to one vote for each share of Common Stock held of record by such holder, on all matters on which stockholders generally are entitled to vote, including the election of Directors to the Board. To the fullest extent permitted by Law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

4.5 Subject to applicable Law and the rights, if any, of the holders of outstanding Preferred Stock set forth in a Preferred Stock Designation, if any, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.6 Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock set forth in a Preferred Stock Designation, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to the stockholders ratably in proportion to the number of shares held by them.

5. Election of Directors; Vacancies.

5.1 Subject to any rights of holders of any series of Preferred Stock, the initial number of Directors shall be eight (8). Thereafter, the number of Directors shall be determined by the Board. Unless and except to the extent that the Corporation’s by-laws (the “By-laws”) shall so require, the election of Directors need not be by written ballot.

5.2 The Board (other than those Directors elected by the holders of any series of Preferred Stock) shall be divided into three classes, designated as Class I, Class II and Class III, with the first class initially consisting of two Directors, and each other class initially consisting of three Directors. The term of office of each class shall be three years and shall expire in successive years at the time of the annual meeting of stockholders. The Directors first appointed to Class I shall initially hold office for a term expiring at the first annual meeting of stockholders following the effectiveness of this Section 5.2; the Directors first appointed to Class II shall initially hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Section 5.2; and the Directors first appointed to Class III shall initially hold office for a term expiring at the third annual meeting of stockholders following the effectiveness of this Section 5.2. At each annual meeting of stockholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualified or until their earlier resignation, retirement, removal or death. Any Director elected to fill a vacancy shall have the same remaining term as that of his predecessor. In case of any increase or decrease, from time to time, in the number of Directors (other than Directors elected by holders of any series of Preferred Stock), the number of Directors in each class shall be apportioned as nearly equal as possible. The members of the Board as of the effective date of this Amended and Restated Certificate of Incorporation are as follows:

Name and Class	Class
Norman S. Matthews	I
Joseph S. Steinberg	I
Kenneth C. Ambrecht	II
Hugh R. Rovit	II
David M. Maura	III
Terry L. Polistina	III
David S. Harris	III

5.3 Directors, unless employed by and receiving a salary from the Corporation, shall receive such compensation for serving on the Board and for attending meetings of the Board and any committee thereof as may be fixed by the Board. Directors shall be reimbursed their reasonable expenses incurred while engaged in the business of the Corporation.

6. Committees of the Board. General. The Board may designate one or more committees, each committee to consist of one or more of the Directors with such power and authority as the Board determines.

7. Limitation of Liability. To the fullest extent permitted under the DGCL, no Director shall be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a Director. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 7 or by changes in Law, or the adoption of any other provision of this Certificate inconsistent with this Article 7, will, unless otherwise required by Law, be prospective only, and will not in any way diminish or adversely affect any right or protection of a Director existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8. Indemnification and Advancement of Expenses.

8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in advance by the Board.

8.2 Advancement of Expenses. To the extent not prohibited by applicable Law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Claims.

(a) To the extent not prohibited by applicable Law, if a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. To the extent not prohibited by applicable Law, in any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(b) In any suit brought by a Covered Person seeking to enforce a right to indemnification hereunder (but not a suit brought by a Covered Person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the Covered Person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable Law. With respect to any suit brought by a Covered Person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such Covered Person is proper in the circumstances because such Covered Person has met the applicable standards of conduct under applicable Law, nor (ii) an actual determination by the Corporation that such Covered Person has not met such applicable standards of conduct, shall create a presumption that such Covered Person has not met the applicable standards of conduct or, in a case brought by such Covered Person seeking to enforce a right to indemnification, be a defense to such suit.

(c) In any suit brought by a Covered Person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the Covered Person seeking to enforce a right to indemnification or to an advancement of expenses or the Covered Person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article 8 or otherwise.

8.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate or the By-laws, agreement, vote of stockholders or Directors or otherwise.

8.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person actually collects as indemnification or advancement of expenses from such other entity or enterprise; provided, however, that no Covered Person shall be required to seek recovery from any other entity or enterprise.

8.6 Amendment or Repeal. Notwithstanding anything to the contrary contained herein, any repeal or amendment of this Article 8 by changes in Law (or otherwise), or the adoption of any other provision of this Certificate inconsistent with this Article 8, will, unless otherwise required by Law, be prospective only (except to the extent such amendment or change in Law permits the Corporation to provide broader rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection of a Covered Person existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision, regardless of when the applicable action, suit or proceeding in respect of which such right or protection is sought is commenced and regardless of when such right or protection is sought.

8.7 Other Indemnification and Prepayment of Expenses. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9. Section 203. The Corporation shall be governed by Section 203 of the DGCL.

10. Adoption, Amendment or Repeal of By-Laws. The Board is authorized to adopt, amend or repeal the By-laws.

11. Conflicts of Interest. The stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders: (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Corporation; (b) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their Affiliates and the Directors elected or appointed to the Board by the stockholders may encounter business opportunities that the Corporation or the stockholders may desire to pursue. The stockholders, their Affiliates and the Directors elected or appointed by the stockholders to the Board shall have no obligation to the Corporation, the stockholders or to any other Person to present any such business opportunity to the Corporation before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or Director for the Corporation’s benefit in his or her capacity as a stockholder or Director. In any such case, to the extent a court might hold that the conduct of such activity is a breach of a duty to the Corporation, the Corporation hereby waives any and all claims and causes of action that the Corporation believes that it may have for such activities and hereby renounces any expectancy in any such corporate opportunity.

12. Amendments. Subject to Article 7 and Section 8.6, the Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate, and add other provisions authorized by the Laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable Law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate, as amended, are granted subject to the rights reserved in this Article 12; provided, however, that no action to repeal or amend Section 5.2 or this Article 12 of this Certificate (or any definition contained in Article 14 that is used in any such Section or Article), or the adoption of any other provision inconsistent with such Articles shall be effective without the affirmative vote of the holders of at least 66-2/3% of the shares of the Corporation’s Capital Stock then outstanding and entitled to vote in the election of directors, voting together as a single class; provided, further, that, to the extent such Sections are or remain applicable to holders of CFT Shares or have not otherwise expired by their terms, no action to repeal or amend Sections 13.4(a), (b) or (c) or this proviso (or any definition contained in Section 13.4(g) or Article 14 that is used in any such Sections), or the adoption of any other provision inconsistent with such Sections or this proviso, in each case, that would adversely affect the rights of holders of the CFT Shares in any non-de minimis respect, shall be effective without the affirmative vote of the holders of more than 50% of the CFT Shares then outstanding; and provided, further, that, to the extent such Sections are or remain applicable to holders of Leucadia Shares or have not otherwise expired by their terms, no action to repeal or amend Sections 13.4(d), (e) or (f) or this proviso (or any definition contained in Section 13.4(g) or Article 14 that is used in any such Sections), or the adoption of any other provision inconsistent with such Sections or this proviso, in each case, that would adversely affect the rights of holders of the Leucadia Shares in any non-de minimis respect, shall be effective without the affirmative vote of the holders of more than 50% of the Leucadia Shares then outstanding.

13. Restrictions on Transfer and Ownership,

13.1 Purpose. It is in the best interests of the Corporation and its stockholders that certain restrictions on the Transfer of Corporation Securities (each defined below) be established, as more fully set forth in this Article 13, as any such Transfer may threaten the preservation of certain tax attributes.

13. 2 Definitions. As used in this Article 13 only, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any amendment thereto and any successor provisions):

(a) “Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation: (i) the acquisition or exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities (including an option within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)); (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Corporation Securities; or (iii) any other acquisition or transaction treated under Section 382 of the Code as a direct or indirect acquisition (including the direct or indirect acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities, in each case which shall include acquisitions by operation of law or pursuant to the Merger. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

(b) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c) “Corporation Securities” means: (i) shares of Common Stock; (ii) any other interests that would be treated as “stock” of the Corporation for purposes of Section 382 of the Code, including pursuant to Treasury Regulation Section 1.382-2T(f)(18); and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)) to acquire Corporation Securities.

(d) “Disposition” means, with respect to any Person other than the Corporation, the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution, or other disposition or transaction treated under Section 382 of the Code as a direct or indirect disposition or transfer (including the disposition of an ownership interest in a Substantial Holder). A “Disposition” also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Sections 1.382-2T(h)(4)(v) and 1.382-4(d)(9)).

(e) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(f) “Merger Agreement” means that certain Agreement and Plan of Merger entered into among the Corporation, Spectrum Brands Holdings, Inc. (“Spectrum”), HRG SPV Sub I, Inc. and HRG SPV Sub II, LLC

(g) “Percentage Stock Ownership” means percentage (i) stock ownership as determined for purposes of Section 382 of the Code in accordance with applicable Treasury Regulations and other official guidance, including Treasury Regulation Section 1.382- 2T(g), (h) (but without regard to the rule in Treasury Regulation Section 1.382-2T(h)(2)(i)(A) that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k) and (ii) stock Beneficial Ownership.

(h) “Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation); provided, however, that a Person shall not mean a Public Group.

(i) “Public Group” has the meaning set forth in Treasury Regulation Section 1.382-2T(f)(13).

(j) “Substantial Holder” means (a) a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) that: (i) holds, owns or has any right in Corporation Securities representing a Percentage Stock Ownership in the Corporation of at least 4.9%; or (ii) that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1) and (b) a Public Group; provided, however, that solely for purposes of applying Section 2.1(e) of the Merger Agreement, a Person shall not become a Substantial Holder as a result of the issuance of Corporation Securities pursuant to the Merger if (and only if) the Board has granted such Person prior approval to receive such Corporation Securities in accordance with Section 13.3(b), which approval remains in effect at the time such Corporation Securities are issued.

(k) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

(l) “Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

(m) “Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.

13.3 Transfer Limitations.

(a) Except as otherwise provided in Section 13.4, no Person shall be permitted to make a Transfer, whether in a single transaction (with any transactions occurring on the same day being treated as a single transaction) or series of related transactions, and any such purported Transfer will be void ab initio, (A) to the extent that after giving effect to such purported Transfer: (i) the purported transferee or any other Person by reason of the purported transferee’s Acquisition would become a Substantial Holder; or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer (or any series of Transfers of which such Transfer is a part), is a Substantial Holder would be increased, or (B) if before giving effect to such purported Transfer the purported transferor is a Substantial Holder described in clause (a)(ii) of the definition of “Substantial Holder” (any such purported Transfer described in clause (A) or (B), a “Prohibited Transfer”).

(b) The restrictions set forth in Section 13.3(a) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains approval of the proposed Transfer by the Board (at a meeting of the Board or by written consent of the Board). As a condition to granting its approval pursuant to this Section 13.3(b), the Board may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such documentation, information and action, if any, as it determines, including, without limitation, representations and warranties from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board, and such other advice, in each case as to such matters as the Board determines in its sole discretion is appropriate. Any such approval, once granted, shall be irrevocable, provided that such information, documentation and representations and warranties upon which such approval was based remain true, accurate and complete prior to the applicable Transfer.

(c) The restrictions set forth in Section 13.3(a) shall not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. (or any other national securities exchange or other exchange on which the Corporation Securities are then traded) in the Corporation Securities, it being understood, however, that any such settlement shall not negate or otherwise affect the treatment of a Transfer as a Prohibited Transfer hereunder.

(d) The restrictions set forth in Section 13.3(a) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if, at the time the proposed Transfer is effected, the Board has reasonably determined, and publicly announced, that no Tax Benefits of the Corporation may be carried forward.

13.4 Excepted Transfers. Notwithstanding anything to the contrary in the other sections of this Article 13:

(a) (i) CF Turul LLC (“CF Turul”), an affiliate of Fortress Investment Group LLC, an entity treated for U.S. tax purposes as a “partnership” and currently the holder of 5,320,562 shares of Common Stock (the “CFT Shares”), and (ii) its direct and indirect members, may make one or more distributions of the CFT Shares or membership interests in CF Turul (other than CFT Shares permitted to be Transferred pursuant to the other CF Turul Exceptions) (such distributions described in this Section 13.4(a), the “CFT Distributions,” and such distributed CFT Shares or membership interests in CF Turul, the “CFT Distributed Property”) to the direct and indirect members of CF Turul which are investment funds and accounts (including their subsidiaries) managed by Fortress Investment Group LLC and/or its investment advisory affiliates (each such Fortress-managed fund and account, a “Fortress Fund”), and by such Fortress Funds to the ultimate owners that are (x) general partners of such Fortress Funds, and (y) direct investors in such Fortress Funds that are not entities sponsored by Fortress Investment Group LLC (or the nominees, custodians, or trustees of such direct investors, including any liquidating trust or similar vehicle created to hold CFT Distributed Property on behalf of direct investors who are precluded from receiving or holding such CFT Distributed Property due to applicable law, regulation, standing internal policy or other, similar constraints) (all such general partners of and direct investors in such Fortress Funds, the “Ultimate Owners”); provided, however, that (A) any such CFT Distributions may be made only on a substantially pro rata basis from CF Turul to its direct and indirect members in their capacity as members, partners, owners, or shareholders, successively, to the Ultimate Owners; (B) such Fortress Funds may directly or indirectly hold, rather than distribute, CFT Shares or membership interests in CF Turul (that otherwise would be distributable to Ultimate Owners hereunder) on behalf of such Ultimate Owners who do not receive such Distribution, provided that such Fortress Funds that hold such CFT Shares shall not make a Disposition of such CFT Shares or membership interests in CF Turul prior to the Expiration Date (as defined below), other than to distribute such CFT Shares to the Ultimate Owners; (C) prior to the Expiration Date, no CFT Distributions may be made if making the CFT Distributions (together with any Dispositions by Ultimate Owners undertaken as part of a plan in connection with such CFT Distribution) (1) would result in the identification of a new Substantial Holder or Public Group or (2) when combined with any prior CFT Distributions and any prior Transfers made pursuant to the CF Turul Exceptions, cause an increase (calculated as of the testing date that would occur as a result of such Distribution) of more than the CFT Cushion Amount in the Percentage Stock Ownership of any existing or new Substantial Holders or Public Groups; (D) except as provided in (B), any Ultimate Owners may make a Disposition of the CFT Shares constituting CFT Distributed Property at one or more times without limitation, provided that the Dispositions are (1) made on a national securities exchange or other exchange on which Corporate Securities are then traded or (2) otherwise in compliance with Section 13.3 above; and (E) prior to the Expiration Date, each CFT Distribution (together with any such related Dispositions) shall be subject to the approval of the Board (at a meeting of the Board or by written consent of the Board), which approval shall not be unreasonably withheld or conditioned, that the conditions and requirements for making a CFT Distribution as set forth in this Section 13.4(a) have been satisfied; provided, that (x) as a condition to granting such approval, CF Turul shall submit to the Board a plan for effectuating the proposed CF Turul Distribution and shall provide the Board with such other factual information, and representations with respect to such factual information, as are reasonably requested by the Board in connection with its review of such plan, (y) CF Turul and the Board shall cooperate in good faith to determine whether such proposed CF Turul Distribution (together with any such related Dispositions) satisfies the requirements of Section 13.4(a)(C), and (z) the Board shall promptly review (or cause to be reviewed) such plan and use commercially reasonable efforts to grant its approval of such plan within thirty (30) calendar days of the receipt of such plan (the exceptions set forth in this Section 13.4(a) to generally applicable limitations on Transfer, the “CF Turul Distribution Exceptions”).

(b) Following the earlier of (x) the date immediately following the first date on which a Specified Closing occurs and (y) January 1, 2019, CF Turul may make a Transfer (which, for the avoidance of doubt, includes both Acquisitions and Dispositions) of Corporation Securities at one or more times, without limitation; provided that (i) prior to making any such Transfer occurring before the Expiration Date, CF Turul demonstrates to the Board’s reasonable satisfaction that, calculated as of the testing date that would occur as a result of such Transfer, the aggregate increase in the Percentage Stock Ownership of any existing or new Substantial Holder or Public Group resulting from (x) all such Transfers and (y) all CFT Distributions and Transfers made pursuant to the CF Turul Exceptions, in each of cases (x) and (y), prior to the Expiration Date will not exceed the CFT Cushion Amount and (ii) for the avoidance of doubt, neither the limitations provided in this Section 13.4 nor the limitations provided in Section 13.3 hereof shall apply to any Transfer by CF Turul that occurs on or after the Expiration Date (the exceptions set forth in this Section 13.4(b) to generally applicable limitations on Transfer, the “CF Turul Other Transfer Exceptions”). CF Turul shall promptly notify the Company of any Transfers made pursuant to this Section 13.4(b).

(c) CF Turul and the Fortress Funds may (i) sell the aggregate of the fractional CFT Shares (not to exceed 2000 CFT Shares) that would result if CF Turul or the Fortress Funds, as applicable, were to make a pro rata CFT Distribution of all of their CFT Shares to the Ultimate Owners pursuant to Section 13.4(a), and (ii) make one or more distributions of the cash proceeds of such sales (the exceptions set forth in this Section 13.4(c) to generally applicable limitations on Transfer, the “CF Turul Fractional Share Exceptions” and, collectively with the CF Turul Distribution Exceptions and the CF Turul Other Transfer Exceptions, the “CF Turul Exceptions”).

(d) Leucadia National Corporation and its wholly owned subsidiaries (collectively, “Leucadia”), currently the holders of 7,519,666 shares of Common Stock (the “Leucadia Shares”), may make one or more distributions of all of the Leucadia Shares (other than Leucadia Shares permitted to be sold pursuant to the other Leucadia Exceptions) (such distributions pursuant to this Section 13.4(d), the “Leucadia Distributions,” and such distributed Leucadia Shares, the “Leucadia Distributed Property”) to the shareholders of Leucadia (or the nominees, custodians, or trustees of such shareholders, including any liquidating trust or similar vehicle created to hold Leucadia Distributed Property on behalf of any such shareholders who are precluded from receiving or holding such Leucadia Distributed Property due to applicable law, regulation, standing internal policy or other, similar constraints) (all such shareholders, as of the time of any such Leucadia Distribution, the “Leucadia Shareholders”); provided, however, that (i) any such Leucadia Distribution may be made only on a pro rata basis from Leucadia to the Leucadia Shareholders; (ii) prior to the Expiration Date, no such Leucadia Distribution may be made if making the Leucadia Distribution (together with any Dispositions by Ultimate Owners undertaken as part of a plan in connection with such Leucadia Distribution) (1) would result in the identification of a new Substantial Holder or Public Group or (2) when combined with any prior Leucadia Distributions and any prior Transfers made pursuant to the Leucadia Exceptions, cause an increase (calculated as of the testing date that would occur as a result of such Distribution) of more than the Leucadia Cushion Amount in the Percentage Stock Ownership of any existing or new Substantial Holders or Public Groups; (iii) any Leucadia Shareholders may make a Disposition of the Leucadia Shares constituting Leucadia Distributed Property at one or more times without limitation, provided that the Dispositions are (1) made on a national securities exchange or other exchange on which Corporate Securities are then traded or (2) otherwise in compliance with Section 13.3 above and (iv) prior to the Expiration Date, each Leucadia Distribution (together with any such related Dispositions) shall be subject to the approval of the Board (at a meeting of the Board or by written consent of the Board), which approval shall not be unreasonably withheld, conditioned or delayed, that the conditions and requirements for making a Leucadia Distribution as set forth in this Section 13.4(d) have been satisfied; provided, that (A) as a condition to granting such approval, Leucadia shall submit to the Board a plan for effectuating the proposed Leucadia Distribution and shall provide the Board with such other factual information, and representations with respect to such factual information, as are reasonably requested by the Board in connection with its review of such plan, (B) Leucadia and the Board shall cooperate in good faith to determine whether such proposed Leucadia Distribution (together with any such related Dispositions) satisfies the requirements of Section 13.4(d)(ii), and (C) the Board shall promptly review (or cause to be reviewed) such plan (the exceptions set forth in this Section 13.4(d) to generally applicable limitations on Transfer, the “Leucadia Distribution Exceptions”).

(e) Following the earlier of (x) the date immediately following the first date on which a Specified Closing occurs and (y) January 1, 2019, Leucadia may Transfer (which, for the avoidance of doubt, includes both Acquisitions and Dispositions) Leucadia Shares at one or more times, without limitation; provided that (i) prior to making any such Transfer occurring before the Expiration Date, Leucadia demonstrates to the Board’s reasonable satisfaction that, calculated as of the testing date that would occur as a result of such Transfer, the aggregate increase in the Percentage Stock Ownership of any existing or new Substantial Holder or Public Group resulting from (x) all such Transfers and (y) all Leucadia Distributions and Transfers made pursuant to the Leucadia Exceptions, in each of cases (x) and (y), prior to the Expiration Date will not exceed the Leucadia Cushion Amount and (ii) for the avoidance of doubt, neither the limitations provided in this Section 13.4 nor the limitations provided in Section 13.3 hereof shall apply to any Transfer by Leucadia that occurs on or after the Expiration Date (the exceptions set forth in this Section 13.4(e) to generally applicable limitations on Transfer, the “Leucadia Other Transfer Exceptions”). Leucadia shall promptly notify the Company of any Transfers made pursuant to this Section 13.4(e).

(f) Leucadia may (i) sell the aggregate of the fractional Leucadia Shares (not to exceed 2000 Leucadia Shares) that would result if Leucadia were to make a pro rata Leucadia Distribution of all of its Leucadia Shares to the Leucadia Shareholders, and (ii) make one or more distributions of the cash proceeds of such sales (the exceptions set forth in this Section 13.4(f) to generally applicable limitations on Transfer, the “Leucadia Fractional Share Exceptions” and, collectively with the Leucadia Distribution Exceptions and the Leucadia Other Transfer Exceptions, the “Leucadia Exceptions”).

(g) For purposes of this Section 13.4:

(i) “CFT Cushion Amount” means the product of (A) the Cushion Amount, multiplied by (B) the quotient of (i) the CFT Shares divided by (ii) the sum of the Leucadia Shares and the CFT Shares.

(ii) “Cushion Amount” means the excess, if any, of (i) 47.5% over (ii) the sum, determined as of the effective date of the Merger, of the increases (if any) in Percentage Stock Ownership of each Substantial Holder described in clause (ii) of the definition thereof and of each Public Group, as of such date, over the three-year period ending on the effective date of the Merger (for the avoidance of doubt, with such increase measured in each case against such Substantial Holder’s and Public Group’s lowest Percentage Stock Ownership during such period).

(iii) “Expiration Date” means the earliest to occur of (A) the date that the limitations on Transfer imposed by this Article 13 no longer apply to Corporation Securities; (B) the date as of which the Board has determined and publicly announced that no Tax Benefits of the Corporation may be carried forward; (C) the date immediately following the first date on which a Specified Closing occurs and (D) the date that is twenty-four (24) months after the closing of the Merger.

(iv) “Leucadia Cushion Amount” means the product of (A) the Cushion Amount, multiplied by (B) the quotient of (i) the Leucadia Shares divided by (ii) the sum of the Leucadia Shares and the CFT Shares.

(v) “Specified Closing” means the closing, after the Merger, of any divestiture of all or a majority of the either of (x) the business and operations of the consumer batteries product category of the Global Batteries and Appliances segment of Spectrum or (y) the business and operations of the (1) small appliances category and (2) the personal care product category of the Global Batteries and Appliances segment of Spectrum, in each of cases (x) and (y), as described in Spectrum’s Form 10-K for the fiscal year ended September 30, 2017.

(vi) the definition of “Percentage Stock Ownership” shall be the same as that contained in clause (i) of Section 13.2(g), but the rule in Treasury Section 1.382-2T(h)(2)(i)(A) that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity shall instead apply.

13.5 Treatment of Excess Securities.

(a)

(i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities, to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and to effect any Transfer thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section 13.5 and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 13.5 shall also be a Prohibited Transfer.

(ii) The Corporation may require, including, but not limited to, as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities, that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this Section 13.5, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed transferee or payee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article 13 as a condition to registering any Transfer or paying any dividend or distribution.

(b)

(i) If a Prohibited Transfer has occurred: (1) the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect; and (2) upon written demand by the Corporation, the Purported Transferee (if identified by the Corporation or otherwise) shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated and controlled by the Board (the “Agent”).

(ii) In the case of a Prohibited Transfer described in Section 13.3(a)(A) (other than as a result of the consummation of the Merger), the Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it pursuant to this Section 13.5(b) in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible), except to the extent the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 13.5(c) if the Agent, rather than the Purported Transferee, had resold the Excess Securities.

(iii) In the case of a Prohibited Transfer described in Section 13.3(a)(A) as a result of the consummation of the Merger (for this purpose, treating as a Prohibited Transfer any issuance of Corporation Securities that would have constituted a Prohibited Transfer but for the operation of section 2.1(e) of the Merger Agreement and the applicable provisions of this Article 13), the Agent shall, at the direction of the Company, thereupon deliver the Excess Securities to (i) one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) as determined in the Company’s sole discretion and/or (ii) escheat such property to the state of residence or incorporation or formation, as applicable, of the Purported Transferee for the benefit of such state.

(iv) In the case of a Prohibited Transfer described in Section 13.3(a)(B), the purported transferor of Excess Securities in such Prohibited Transfer (the “Purported Transferor”) shall deliver to the Agent the sale proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the identity of the Purported Transferee is determined (by the Corporation), the Agent shall, to the extent possible, return to the Purported Transferor any certificate or evidence of ownership of Excess Securities together with any Prohibited Distributions received by the Agent pursuant to this Section 13.5(b), and shall reimburse the Purported Transferee up to an amount paid by such Purported Transferee for the Excess Securities in the Prohibited Transfer, such reimbursement to be made from (and limited to) the sale proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration). If the identity of the Purported Transferee is not determined, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration) to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section 13.5(c)), the Purported Transferor shall promptly fund such deficiency upon demand by the Agent.

(iv) In the case of a Prohibited Transfer that is described in both Sections 13.3(a)(A) and 13.3(a)(B), the procedures set forth in Section 13.5(b)(ii) shall apply.

(c) Except for Prohibited Distributions that are to be returned to the Purported Transferor in accordance with Section 13.5(b)(ii), the Agent shall apply any proceeds or any other amounts received by it by and in accordance with Section 13.5 as follows:

(i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Prohibited Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

(iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more unrelated organizations qualifying under Section 501(c)(3) selected by the Board, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of 4.9% or more.

(iv) The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) above. Except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder, in no event shall the proceeds of any sale of Excess Securities pursuant to this Section 13.5 inure to the benefit of the Corporation.

(d) If the Purported Transferee or the Purported Transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 13.5(b), then the Corporation shall, in such manner and at such time, as determined by the Board, use its best efforts to enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section 13.5(d) shall (i) be deemed inconsistent with any Prohibited Transfer of the Excess Securities provided in this Article 13 being void ab initio or (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

(e) In the event of any Prohibited Transfer that does not involve a transfer of Corporation Securities within the meaning of the DGCL and that is not a Prohibited Transfer pursuant to Section 13.3(a)(B), the application of Section 13.5(b)-(d) shall be modified as described in this Section 13.5(e). In such case, no such Purported Transferee shall be required to dispose of any interest that is not a Corporation Security, but such Purported Transferee and/or any Person whose ownership of Corporation Securities is attributed to such Purported Transferee (such Purported Transferee or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article 13. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 13.5(b)-(d), except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the Prohibited Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the Prohibited Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due to such Remedial Holder. The purpose of this Section 13.5(e) is to extend the restrictions in Section 13.5(b)-(d) to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section 13.5(e), along with the other provisions of this Article 13, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

13.6 Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article 13 who knowingly violates the provisions of this Article 13 and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited to, damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

13.7 Bylaws; Legends; Compliance.

(a) The Bylaws may make appropriate provisions to effectuate the requirements of this Article 13.

(b) All certificates (including global certificates) issued by the Corporation representing Corporation Securities shall bear a conspicuous legend substantially in the form as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE 13 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HRG GROUP, INC., AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article 13 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(d) The Board shall have the power to decide all matters necessary for determining compliance with this Article 13, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee or Purported Transferor pursuant to this Article 13, (F) to interpret any provision of this Article 13, and (G) any other matter that the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article 13.

13.8 Severability. If any provision or provisions of this Article 13 shall be held invalid, illegal or unenforceable as applied to any person or entity or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 13 (including, without limitation, each portion of any sentence of this Article 13 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

13.9 The restrictions on transfer and ownership imposed by this Article 13 will expire on the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board reasonably determines that such restrictions are no longer necessary or desirable for the preservation of Tax Benefits.

14. Definitions. Capitalized terms used but not otherwise defined in this Certificate shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (x) capital stock of any Person or (y) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person.

“Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Corporation which has the right to participate in the distribution of the assets and earnings of the Corporation, including Common Stock and any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Directors” means the members of the Board.

“Law” means any U.S. or non-U.S., federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Outstanding Voting Securities” means at any time the then-issued and outstanding Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other similar organization or entity.

“Voting Securities” means the Common Stock and any other securities of the Corporation of any kind or class having power generally to vote for the election of Directors.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated: July 13, 2018

HRG GROUP, INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Executive Vice President and General Counsel